Exhibit 9

COLLATERAL AGREEMENT

For value received, and in consideration of one or more loans, extended by JPMORGAN CHASE BANK, N.A. or any of its subsidiaries or affiliates (the “Bank”), to the undersigned, solely in connection with that certain $75,000,000.00 Revolving Credit Promissory Note dated June 30, 2014, as the same may be renewed, extended, modified, consolidated, restated or replaced from time to time, executed by the undersigned (the “Note”), the undersigned and the Bank agree as follows:

1.	Definitions.

Capitalized terms used in this Collateral Agreement but not otherwise defined herein shall have the meaning assigned to such terms in the Note.

“Account Control Agreement” means a securities account control agreement or other similar agreement with any Intermediary and shall specifically include any master securities account control agreement among the Bank and any of its affiliates, as amended from time to time.

“Clearing System” means the Depository Trust Company (“DTC”), Cedel Bank, société anonyme, the Euroclear system and such other clearing or safekeeping system that may from time to time be used in connection with transactions relating to or the custody of any Securities, and any depository for any of the foregoing.

“Collateral” means: (i) any assets listed on Exhibit A that are deposited from time to time in the bank accounts listed on Exhibit A, whether in the form of US dollar denominated cash deposits (the “Deposits”) or in the form of stocks, bonds and other instruments and securities (collectively, the “Securities”); (ii) all additions, substitutes and replacements for and proceeds, renewals, investments, and reinvestments of, any of the foregoing; and (iii) all certificates, receipts and other instruments evidencing any of the foregoing.

“Event of Default” has the meaning set forth in the Note.

“Excluded Collateral” has the meaning set forth in Exhibit A.

“Intermediary” means any party acting as a financial intermediary or securities intermediary, including, without limitation, affiliates of the Bank that are parties to any Account Control Agreement from time to time.

“Liabilities” means indebtedness, obligations, and liabilities of any kind of the undersigned to the Bank, now or in the future, absolute or contingent, direct or indirect, joint or several, due or not due, arising by operation of law or otherwise, indemnity, reimbursement obligations and costs and expenses incurred by the Bank in each case arising under this Agreement, the Note or any other Facility Document and required to be reimbursed pursuant to Section 14 of the Note.

“UCC” means the Uniform Commercial Code in effect in the State of New York. Unless the context otherwise requires, all terms used in this Agreement which are defined in the UCC will have the meanings stated in the UCC.

2.	Grant of Security Interest.

As security for the payment of all the Liabilities, the undersigned pledges, transfers and assigns to the Bank and grants to the Bank a security interest in and right of setoff against, the Collateral and hereby agrees to be bound by the terms of any Account Control Agreement among the Bank and its affiliates, as amended from time to time. For the avoidance of doubt, the Bank shall not foreclose on the Collateral unless an Event of Default shall have occurred and be continuing.

3.	Agreements of the Undersigned and Rights of the Bank.

The undersigned agrees as follows and irrevocably authorizes the Bank to exercise the rights listed below with respect to the Collateral, at its option, for its own benefit, either in its own name or in the name of the undersigned, and appoints the Bank as its attorney-in-fact to take all action permitted under this Agreement.

(a) Deposits: Upon the occurrence and during the continuation of an Event of Default, the Bank may: (i) renew the Deposits on terms and for periods the Bank deems appropriate; (ii) demand, collect, and receive payment of any monies or proceeds due or to become due under the Deposits; (iii) execute any instruments required for the withdrawal or repayment of the Deposits; and (iv) in all respects deal with the Deposits as the owner; provided, that prior to the occurrence of an Event of Default, the Bank will only take such actions if, in its judgment, failure to take such action would impair its rights under this Agreement or diminish its operational control over Collateral that may be pledged hereunder from time to time after the date hereof.

(b) Securities: Upon the occurrence and during the continuation of an Event of Default, the Bank may: (i) transfer to the account of the Bank any Securities whether in the possession of, or registered in the name of, any Clearing System or held otherwise; (ii) transfer to the account of the Bank with any Federal Reserve Bank any Securities held in book entry form with any such Federal Reserve Bank; and (iii) transfer to the name of the Bank or its nominee any Securities registered in the name of the undersigned and held by the Bank and complete and deliver any necessary stock powers or other transfer instruments.

(c) Distributions: All payments, distributions and dividends in securities, property or cash shall be paid directly to and, at the discretion of the Bank, retained by the Bank and held by it, until applied as provided in this Agreement, as additional Collateral; provided that until the occurrence of an Event of Default, interest on Deposits and cash dividends on Securities paid in the ordinary course will be paid to the undersigned.

(d) Proxy: The undersigned grants to the Bank an irrevocable proxy to vote any and all Securities and give consents, waivers and ratifications in connection with those Securities solely upon the occurrence and during the continuation of an Event of Default.

(e) General: The Bank may, in its name, or in the name of the undersigned: (i) execute and file financing statements under the UCC or any other filings or notices necessary or desirable to create, perfect or preserve its security interest, all without notice (except as required by applicable law and not waivable) and without liability except to account for property actually received by it; (ii) upon the occurrence and during the continuation of an Event of Default demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any item of the Collateral (but shall be under no obligation to do so); (iii) make any notification (to the issuer of any certificate or Security, or otherwise, including giving any notice of exclusive control to the Intermediary) or take any other action in connection with the perfection or preservation of its security interest or upon an Event of Default any enforcement of remedies, and retain any documents evidencing the title of the undersigned to any item of the Collateral; (iv) upon an Event of Default issue entitlement orders with respect to any of the Collateral and (v) may take such actions as necessary in order to release Excluded Collateral from the security interest granted hereunder from time to time in its discretion.

The undersigned agrees that all Collateral will be kept or maintained in accounts of the undersigned with the Bank. The undersigned agrees that it will not file or permit to be filed any termination statement with respect to the Collateral or any financing or like statement with respect to the Collateral in which the Bank is not named as the sole secured party, consent or be a party to any Account Control Agreement to which the Bank is not also a party or sell, assign, or otherwise dispose of, grant any option with respect to, or pledge, or otherwise encumber the Collateral provided, however, that until the occurrence and during the continuation of an Event of Default, the undersigned may sell, transfer, substitute and withdraw Collateral subject to the other provisions of this Agreement, including but not limited to, Section 4. At the request of the Bank the undersigned agrees to do all other things which the Bank may deem necessary or reasonably advisable in order to perfect and preserve its security interest, perfection and operational control and to give effect to the rights granted to the Bank under this Agreement or enable the Bank to comply with any applicable laws or regulations. Notwithstanding the foregoing, the Bank does not assume any duty with respect to the Collateral and is not required to take any action to collect, preserve or protect its or the undersigned’s rights in any item of the Collateral. The undersigned releases the Bank and agrees to hold the Bank harmless from any claims, causes of action and demands at any time arising with respect to this Agreement, the use or disposition of any item of the Collateral or any action taken or omitted to be taken by the Bank with respect thereto, except in any case where the claim, cause of action or demand results from the gross negligence or willful misconduct of the Bank. The undersigned releases each Intermediary and agrees to hold each Intermediary harmless from any claims, causes of action and demands at any time arising with respect to any instruction made by the Bank to any Intermediary purporting to be made under this Agreement or any Account Control Agreement, except in any case where the claim, cause of action or demand results from the gross negligence or willful misconduct of the Bank or the Intermediary, it being understood that no Intermediary shall have any duty to investigate Bank’s right to issue any such instruction or any other matter related to any such instruction.

The rights granted to the Bank pursuant to this Agreement are in addition to the rights granted to the Bank in any custody, investment management, trust, Account Control Agreement or similar agreement entered into in connection with the Note. In case of conflict between the provisions of this Agreement and of any other such agreement, the provisions of this Agreement will prevail.

So long as no Event of Default has occurred, except as expressly provided in Section 3(a), the Bank (x) shall not have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business, any Collateral and (y) shall use commercially reasonable efforts to assist the undersigned in its efforts to exercise its economic and voting rights attached to the Collateral (including, without limitation, receipt of dividends and interest, sale and stock buybacks), subject in all respects to the indemnity and release provided in the second paragraph of this Section 3(e).

4.	Loan Value of the Collateral.

(a) The undersigned agrees that at all times the Loan Value of the Collateral will be equal to at least 105% of the principal amount outstanding under the Note from time to time. “Loan Value” means the value assigned by the Bank as indicated in Exhibit B. The undersigned and the Bank hereby acknowledge and agree that Excluded Collateral shall not count towards Loan Value.

(b) In the event of any failure by the undersigned to comply with Section 4(a), the undersigned will either supplement the Collateral or make, or cause to be made, any payment under the Liabilities to the extent necessary to ensure compliance with Section 4(a) within five (5) Business Days.

(c) Notwithstanding anything to the contrary herein, provided that the undersigned is in compliance with Section 4(a), calculated both before and after giving effect to any such transaction below, and no Event of Default has occurred and is continuing, the undersigned is entitled to:

(i) substitute existing Collateral with other Collateral;

(ii) include additional Collateral;

(iii) instruct the Bank to release specified Collateral (and the Bank agrees that it shall release such specified Collateral upon receipt of such instruction);

(iv) exercise all economic rights attached to the Collateral (including, without limitation, voting rights, receipt of dividends and interest and stock buybacks; and

provided, that all Collateral shall be of the types specified on Exhibit A.

In addition, so long as no Event of Default has occurred and is continuing, the undersigned shall have the right to sell any Weight Watchers International Common Shares that are pledged as Collateral so long as (x) the net cash proceeds of any such disposition shall be applied to repay the Obligations, (y) the disposition is to an unaffiliated third party for fair market value and (z) after giving effect to any such repayment, the Loan Value of the Collateral will be equal to at least 105% of the principal amount outstanding under the Note.

5.	Currency Conversion.

For calculation purposes, any currency in which the Collateral is denominated (the “Collateral Currency”) will be converted into the currency of the Liabilities (the “Liability Currency”) at the spot rate of exchange for the purchase of the Liability Currency with the Collateral Currency quoted by the Bank at such place as the Bank reasonably deems appropriate (or, if no such rate is quoted on any relevant date, estimated by the Bank on the basis of the Bank’s last quoted spot rate) or another prevailing rate that the Bank reasonably deems more appropriate.

6.	Representations, Warranties and Covenants.

The undersigned represents, warrants and covenants that:

(a) this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as the enforcement hereof and thereof may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally, (ii) general principles of equity and (iii) the need for filings, registrations and other actions necessary to create or perfect the liens on the Collateral granted by the undersigned in favor of the Bank, all of which filings, registrations and other actions have been made or taken;

(b) the execution, delivery and performance by the undersigned of this Agreement and all other documents contemplated hereby, do not and will not (i) conflict with or constitute a breach of, or default under, or require any consent under, or, except as contemplated hereby, result in the creation of any lien, charge or other encumbrance upon the property or assets of the undersigned pursuant to any other agreement or instrument to which the undersigned is a party or is bound or by which its properties may be bound or affected; (ii) conflict with or constitute a breach of the organizational documents of the Borrower, or (iii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the undersigned, except, in the case of Section 6(b)(i), with respect to any conflict, breach or default, to the extent that such conflict, breach or default could not reasonably be expected to have a material adverse effect on the prospects or condition of the undersigned;

(c) no material consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the undersigned of this Agreement;

(d) there are no actions, suits, proceedings or, to the knowledge of the undersigned, threatened at law, in equity, in arbitration or by or before any other authority involving or affecting: (i) the undersigned that, if adversely determined, are likely to have a material adverse effect on the prospects or condition of the undersigned; (ii) any material part of the assets or properties of the undersigned or any part of the Collateral; or (iii) any of the transactions contemplated in this Agreement. There are currently no material judgments entered against the undersigned and the undersigned is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority, which default is likely to have or has had a material adverse effect on the prospects or condition of the undersigned;

(e) it is duly organized or formed, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation or organization, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

(f) the undersigned is the sole owner of the Collateral and the Collateral is free of all encumbrances except for the security interest in favor of the Bank created by this Agreement and except for, in the case of Collateral consisting of shares of Weight Watchers International, Inc., restrictions arising under U.S. securities laws by virtue of the fact that the Borrower is an “affiliate”, within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) of Weight Watchers International, Inc;

(g) with respect to the Collateral, as to Securities, the Securities are fully paid and non-assessable, there are no contractual restrictions on pledge of the Securities by the undersigned nor on sale of the Securities by the Bank and the Securities consisting of shares of Weight Watchers International, Inc. have a holding period (calculated in accordance with Rule 144(d) under the Securities Act) in excess of one year;

(h) all Collateral is held or maintained in accounts of the undersigned with the Bank;

(i) except as contemplated by the Facility Documents, the undersigned owns and has rights and, as to Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Collateral pledged by the undersigned hereunder, free and clear of any and all liens, charges or other encumbrances; and

(j) the security interest in and lien on the Collateral granted to the Bank hereunder (a) constitutes a legal and valid security interest in the Collateral, and (b) will at all times constitute a perfected, continuing security interest therein, prior to all other liens, charges or other encumbrances on the Collateral except as specifically contemplated by the Facility Documents.

7.	Remedies.

Upon the occurrence and during the continuation of an Event of Default, the Bank will have the rights and remedies under the UCC and the other rights granted to the Bank under this Agreement and may exercise its rights without regard to the undersigned’s basis or holding period for any Collateral.

Upon the occurrence and during the continuation of an Event of Default, the Bank may sell in the Borough of Manhattan, New York City, or elsewhere, in one or more sales or parcels, at the price as the Bank deems best, for cash or on credit or for other property, for immediate or future delivery, any item of the Collateral, at any broker’s board or at public or private sale, in any manner permissible under the UCC and the Bank or anyone else may be the purchaser of the Collateral and hold it free from any claim or right including, without limitation, any equity of redemption of the undersigned, which right the undersigned expressly waives.

Upon the occurrence and during the continuation of an Event of Default, the Bank may also, in its sole discretion: (i) convert any part of the Collateral Currency into the Liability Currency; (ii) hold any monies or proceeds representing the Collateral in a cash collateral account in the Liability Currency or other currency that the Bank reasonably selects; (iii) invest such monies or proceeds on behalf of the undersigned; and (iv) apply any portion of the Collateral, first, to all costs and expenses of the Bank, second, to the payment of interest on the Liabilities and any fees or commissions to which the Bank may be entitled, third, to the payment of principal of the Liabilities, whether or not then due, and fourth, to the undersigned.

8.	Jurisdiction.

To the maximum extent not prohibited by applicable law, the undersigned and the Bank hereby irrevocably: (i) submit to the exclusive jurisdiction of any New York state or United States federal court sitting in New York City over any action or proceeding arising out of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be held and determined in such New York state or federal court; (iii) agree that any action or proceeding brought against the Bank may be brought only in a New York state or United States federal court sitting in New York City; and (iv) waive any defense on the basis of an inconvenient forum.

The undersigned and the Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit or proceeding in such state and hereby waives any defense on the basis of an inconvenient forum. The undersigned agrees that service of process in any such action or proceeding may be made upon The Invus Group, LLC (the “Agent”), located at 750 Lexington Avenue, 30th Floor, New York, New York, 10022, and the undersigned hereby irrevocably appoints the Agent as its authorized agent to accept such service of process, and agrees that the failure of the Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any proceeding or action based thereon; provided, that the Agent or any other person appointed as an agent for service of process is unable for any reason to act as agent for service of process, then the undersigned shall immediately appoint another agent satisfactory to the Bank and on terms satisfactory to the Bank; provided, further, that the Bank may at any time require the undersigned to appoint a process agent satisfactory to the Agent and on terms satisfactory to the Agent. The undersigned and the Bank further irrevocably consent that process in any such proceeding or action may also be effected by mailing thereof by registered or certified mail, postage prepaid, to the undersigned at its address specified on the signature page hereof. Nothing herein shall affect the right of the Bank to serve legal process in any other manner permitted by law.

9.	Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE UNDERSIGNED AND THE BANK EACH WAIVE ANY RIGHT TO JURY TRIAL IN ANY CLAIM, DEMAND, ACTION, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.	Notices.

Except as stated otherwise in this Collateral Agreement or unless otherwise agreed in writing, notices shall be in writing and shall be given to the Bank and the undersigned at their telecopier numbers (confirmed by telephone to their telephone numbers) or addresses set forth in the signature page of this Collateral Agreement, or such other telecopier (and telephone) number or address communicated in writing by either such party to the other. Notices shall be effective upon receipt.

11.	Unconditional Obligations; Solvency.

In furtherance, and not in limitation, of the joint and several nature of the obligations of the undersigned as described in Section 13(a), the undersigned agrees that: (i) the undersigned’s obligations under this Agreement are absolute and unconditional irrespective of: (a) any change in the amount, time, manner or place of payment of, or in any other term of, all or any of the Facility Documents or the Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Facility Document or the Liabilities; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any item of the Collateral, for all or any of the Facility Documents or the Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Facility Document or the Liabilities; (d) without being limited by the foregoing, any lack of validity or enforceability of any Facility Document or the Liabilities; and (e) any other defense, setoff or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Facility Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the undersigned or a guarantor; (ii) as of the date of this Agreement, the undersigned is not insolvent, nor would it be made insolvent by entering into this Agreement or performing its obligations under this Agreement.

12.	Miscellaneous.

(a) As used herein, the term undersigned shall include all signatories hereto. The obligations, representations and warranties of the undersigned hereunder shall be joint and several. Notices from the Bank hereunder to the undersigned, and notices from, or the consent of, undersigned in connection with this Note or any other Facility Document, shall be sufficient to bind each of the signatories hereto. This Agreement shall be binding on the undersigned and its successors and permitted assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the undersigned may not assign or delegate any of its obligations hereunder without the prior written consent of the Bank.

(b) No amendment or waiver of any provision of this Agreement nor consent to any departure by the undersigned or the Bank will be effective unless it is in writing and signed by the undersigned and the Bank and will be effective only in that specific instance and for that specific purpose. No failure on the part of the undersigned or the Bank to exercise, and no delay in exercising, any right will operate as a waiver or preclude any other or further exercise or the exercise of any other right.

(c) The rights and remedies in this Agreement are cumulative and not exclusive of any rights and remedies which the undersigned and the Bank may have under law or under other agreements or arrangements between the Bank and the undersigned.

(d) The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement is not valid or enforceable in whole or in part in any jurisdiction, that provision will, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without in any manner affecting the validity or enforceability in any other jurisdiction or the remaining provisions of this Agreement.

(e) The undersigned hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing the Liabilities or the Collateral and any other notices and demands, whether or not relating to those instruments.

(f) This Agreement is governed by and construed according to the law of the State of New York, without regard to the conflict of laws principles, and with the laws of the United States of America as applicable.

(g) This Agreement and the security interest granted hereby shall terminate with respect to all Liabilities and any liens arising therefrom shall be automatically released upon termination of the Commitment pursuant to the Note and payment in full of all Liabilities (other than contingent indemnification obligations not yet accrued and payable). Such termination shall not in any way affect or impair the rights and obligations of the parties hereto relating to any transactions or events prior to such termination, and all indemnities by the undersigned arising under the Facility Documents shall survive such termination.

(h) If after receipt of any payment of, or the proceeds of any Collateral for, all or any part of the obligations, the Bank is compelled to surrender or voluntarily surrenders such payment or proceeds to any person because such payment or application of proceeds is or may be avoided, invalidated, recaptured, or set aside as a preference, fraudulent conveyance, impermissible setoff or for any other reason, whether or not such surrender is the result of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Bank, or (ii) any settlement, compromise or other agreement by the Bank with respect to any claim as to any of the foregoing with any person (including the primary obligor with respect to any of the Liabilities), then the Liabilities or part thereof affected shall be reinstated and continue and this Collateral Agreement shall be reinstated and continue in full force as to such Liabilities or part thereof as if such payment or proceeds had not been received, notwithstanding any previous cancellation of any instrument evidencing any such Liabilities or any previous instrument delivered to evidence the satisfaction thereof or the termination of this Collateral Agreement.

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IN WITNESS WHEREOF, the undersigned has signed this Agreement as of this 30 day of June, 2014.

Artal International S.C.A.

By:	/s/ Anne Goffard
Name: Anne Goffard
Title: Managing Director of Artal International Management S.A., the Managing Partner of Artal International S.C.A.

Address for notices:

10-12, Avenue Pasteur

L-2310 Luxembourg

Telecopier: +352 22 42 59 22

Telephone: +352 22 42 59 1

Electronic mail: goffard@artal.com and darimont@artal.com

Artal International S.C.A., Geneva Branch

By:	/s/ Christian Tedeschi
Name: Christian Tedeschi
Title: Branch Manager

Address for notices:

19A, rue de la Croix-d’Or

P.B. 3101

CH-1211 Geneva 3

Telecopier: +41 22 310 52 72

Telephone: +41 22 810 36 06

Electronic mail: tedeschi@artal.com and darimont@artal.com

Artal Luxembourg S.A.

By:	/s/ Anne Goffard
Name: Anne Goffard
Title: Managing Director

Address for notices:

10-12, Avenue Pasteur

L-2310 Luxembourg

Telecopier: +352 22 42 59 22

Telephone: +352 22 42 59 1

Electronic mail: goffard@artal.com and darimont@artal.com

Artal Luxembourg S.A., Geneva Branch

By:	/s/ Christian Tedeschi
Name: Christian Tedeschi
Title: Branch Manager

Address for notices:

19A, rue de la Croix-d’Or

P.B. 3101

CH-1211 Geneva 3

Telecopier: +41 22 310 52 72

Telephone: +41 22 810 36 33

Electronic mail: tedeschi@artal.com and darimont@artal.com

ACCEPTED: JPMorgan Chase Bank, N.A.

By:	/s/ DOUGLAS A. JENKS
Name: DOUGLAS A. JENKS
Title: MANAGING DIRECTOR

Address for notices to the Bank:

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017-2070

Attn: Douglas Jenks

Telecopier: 212-464-1912

Telephone: 212-464-1844